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EXHIBIT  99.1

Keith Mabee
(216)953-2810                                   FOR IMMEDIATE
RELEASE

           FIGGIE INTERNATIONAL REPORTS $180 MILLION 1993 LOSS;
                    ANNOUNCES FURTHER DIVESTITURE PLANS

      WILLOUGHBY, OHIO -- March 17, 1994 -- Figgie International Inc. (NASDAQ/NMS: FIGIA and FIGI) today announced an after-tax loss of $180 million for 1993 and further restructuring plans designed to restore profitability by focusing primarily on the company's core industrial and technical businesses. As part of these plans, the company intends to divest businesses accounting for approximately a third of its total sales, requiring a restatement of all prior period results to account for discontinued operations.

1993 Results

The company reported a full-year 1993 after-tax loss from continuing operations of $179 million, or $10.09 per share, compared with 1992 after-tax income from continuing operations of $19 million, or $1.07 per share. Revenues, which now exclude discontinued operations, were $769 million in 1993, compared with 1992 revenues of $792 million. The after-tax loss from discontinued operations for the full year 1993 was $6 million, or $0.35 per share, compared with 1992 after-tax income from discontinued operations of $9 million, or $0.54 per share.

Fourth Quarter Results

The fourth quarter 1993 after-tax loss of $181 million, or $10.07 per share, represents a $172 million after-tax loss from continuing operations and a $9 million after-tax loss from discontinued operations. Included in the after-tax loss for the fourth quarter is a non-recurring pretax charge of $77 million for an accounting change and a

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pretax restructuring charge of $35 million.  As previously disclosed, the after-tax fourth quarter loss will likely affect earlier reported 1993 quarterly results. After-tax earnings for 1992's fourth quarter were $10 million, or $0.59 per share, which included a pretax restructuring charge of $11 million. Revenues from continuing operations in 1993's fourth quarter were $194 million, compared with $200 million in the 1992 fourth quarter.

Comments on Results

Chairman and CEO Harry E. Figgie, Jr., said, "Regrettably, we have to report the company's first annual loss in 30 years. We are committed to reconfiguring the company to focus principally on core industrial and technical businesses which will deliver strong cash flow and growth, require low working capital levels, optimize our leading manufacturing technology, and provide the highest level of product quality and customer service."

The company stated that the fourth quarter operating loss principally reflected continuing depressed sales in divisions affected by weak industrial and commercial construction markets; Midwest flood damage (a large portion of which is expected to be recovered from business interruption insurance in 1994); extraordinary losses at Fred Perry Sportswear (U.K.) and Hartman Electrical Manufacturing; and high consolidation and conversion costs.

Discontinued Operations

Figgie International recently announced the divestiture of Advance Security (security guards). It also plans to sell American LaFrance (fire truck parts and service), Essick/Mayco (pumps and mixers), Rawlings Sporting Goods,
Safety Supply America (safety product distribution), Sherwood-Drolet Corp. Ltd. (hockey equipment) and Waite Hill Holdings (insurance), which are now reported as discontinued operations. Altogether those units represent sales of $379 million, or one third of the company's total 1993 unadjusted sales.
Mr. Figgie noted that the company is utilizing the financial advisory firm of Jay Alix & Associates to assist it with the ongoing implementation of a comprehensive turnaround program, which will be carried out during the remainder of 1994.


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Outlook

"Realistically, it will take some time for us to get all the elements of our turnaround to take hold, and we currently anticipate continued losses for a few quarters," Mr. Figgie said. "However, we are making good progress on our divestiture program designed to pay down debt by more than $200 million in 1994, and are continuing discussions with our lenders on a new long-term financing package. I anticipate a marked improvement in profitability by late 1994 and particularly in 1995."

Due to a number of factors which arose in 1993, including deteriorating operating results, cash flow and financing difficulties, the company has changed its method of accounting for certain costs, other than machinery and equipment, associated with implementing its factory automation program. Under the new method, these costs will be expensed as incurred rather than capitalized and amortized over future periods. The non-recurring, pretax charge of $77 million for the accounting change reflects the expensing of all previously deferred costs of this kind.

The restructuring charge of $35 million includes costs associated with closing and consolidating facilities and provision for losses on sales of surplus real estate.

Figgie International Inc. is a major diversified Fortune 500 company serving consumer, industrial, technical and service markets worldwide.









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                                                  FIGGIE INTERNATIONAL INC.
                                                       FINANCIAL DATA
                                      For the Periods Ended December 31, 1993* and 1992


                                       For the Three Months Ended December 31 For the Twelve Months Ended December 31
                                                  1993*            1992            1993*          1992
Net Sales from Continuing Operations         $ 194,257,000    $ 200,379,000   $  768,642,000 $  792,409,000

Pretax Operating Income (Loss) from
 Continuing Operations                       $(239,056,000)   $   9,814,000   $ (250,529,000)$   25,517,000

(Provision) Benefit for Taxes on Income
 Before Discontinued Operations              $  66,645,000    $  (2,753,000)  $   71,195,000 $   (6,639,000)

Net Income (Loss) Before Discontinued
 Operations and Effect of Change in
 Accounting for Income Taxes                 $(172,411,000)   $   7,061,000   $ (179,334,000)$   18,878,000

Net Income (Loss) from
 Discontinued Operations                     $  (8,525,000)   $   3,251,000   $   (6,280,000)$    9,421,000

Net Income (Loss) Before Cumulative
 Effect of Change in Accounting for
 Income Taxes                                $(180,936,000)   $  10,312,000   $ (185,614,000)$   28,299,000

Cumulative Effect of Change in Accounting
 for Income Taxes                                   -                -        $    5,839,000         -

Net Income (Loss)                            $(180,936,000)   $  10,312,000   $ (179,775,000)$   28,299,000

Weighted Average Shares                      17,963,355       17,538,107      17,774,900     17,539,472
Earnings per Common Share from
Continuing Operations                        $ (9.60)         $   .40         $(10.09)       $  1.07

Earnings per Common Share from
Discontinued Operations                      $ (0.47)         $  0.19         $ (0.35)       $  0.54

Earnings per Common Share from
Change in Accounting for Income Taxes        $  0.00          $  0.00         $  0.33        $  0.00

Earnings per Common Share on Net Income      $(10.07)         $  0.59         $(10.11)       $  1.61


*See Note 1 and Note 2 following


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Note 1. Restructuring Costs:  As part of its effort to reconfigure the company to focus principally on core industrial and technical business units, the company incurred $35 million of restructuring charges, including costs associated with the development of its strategic plans, consolidation of facilities, and provision for anticipated losses on sales of surplus real estate.


Note 2. Factory Automation Costs:  In connection with its factory automation project, the company has incurred significant costs, including machinery and equipment, software, and outside consulting fees.  These project costs have historically been deferred and amortized over future periods commencing at the time the equipment is placed into service.  Due to a number of factors which arose in 1993, including deteriorating operating results, cash flow and financing difficulties, the company adopted a change in accounting by expensing all project costs other than machinery and equipment, as incurred.  As required by generally accepted accounting principles (GAAP), this accounting change, amounting to $77 million, has been recorded as a change in estimate and reflected in the results of operations for the fourth quarter.

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